The Wright Managed Equity Trust

                   Multiple Class Plan Pursuant to Rule 18f-3

                    Standard Shares and Institutional Shares

                                   May 1, 1997


         Each class of shares of the series of The Wright Managed Equity Trust (the "Trust"), a Massachusetts business trust, set forth on Schedule I hereto (each, a "Fund" and collectively, the "Funds") will have the same relative rights and privileges, including the right to receive distributions, if any, that are calculated in the same manner and at the same time as for each other class, and be subject to the same fees and expenses, except as set forth below. Further, expenses allocated with respect to a Fund's shares shall be allocated to a class that bears such expenses at the same time they are allocated to any other class that bears such expenses. The Board of Trustees may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of one class may not be exchanged for shares of any other class and shares of either class may be exchanged for shares of the same class of other mutual funds as set forth in each Fund's prospectus. Neither class of shares has a conversion feature.

         Article I.  Standard Shares

         Standard Shares are sold at the net asset value without a sales charge and with the minimum purchase requirements as set forth in each Fund's prospectus. Standard Shares shall be entitled to the shareholder services set forth from time to time in each Fund's prospectus with respect to Standard Shares. Standard Shares are subject to fees calculated as a stated percentage of the net assets attributable to Standard Shares under the Standard Shares Rule 12b-1 Distribution Plan and the Trust's Service Plan, as set forth in the respective Plans. The Standard Shareholders have exclusive voting rights, if any, with respect to the Standard Shares Rule 12b-1 Distribution Plan and the Trust's Service Plan as it affects the Standard Shares. Transfer agency fees are allocated to Standard Shares on a per account basis. Standard Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Standard Shares.




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         Article II.  Institutional Shares

         Institutional Shares are sold at net asset value without a sales charge and with minimum purchase requirements as set forth in each Fund's prospectus. Institutional Shares shall be entitled to the shareholder services set forth from time to time in each Fund's prospectus with respect to Institutional Shares. Institutional Shares are subject to fees calculated as a stated percentage of the net assets attributable to Institutional Shares under the Trust's Service Plan as set forth in such Service Plan. The Institutional Shareholders have exclusive voting rights, if any, with respect to the Fund's Service Plan as it affects the Institutional Shares. Transfer agency fees are allocated to Institutional Shares on a per account basis. Institutional Shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating to Institutional Shares.

         Article III.  Approval of Board of Trustees

         This Plan shall not take effect until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act")) of (a) all of the Trustees of the Trust, and (b) those of the Trustees who are not "interested persons" of the Trust or the respective Fund, as such term may be from time to time defined under the Act.

         Article IV.  Amendments

         No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article III.





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                                                    Schedule I


Wright Selected Blue Chip Equities Fund
Wright Junior Blue Chip Equities Fund
Wright Major Blue Chip Equities Fund
Wright International Blue Chip Equities Fund